Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.18 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$167.73	Daily Average Number of Shares Traded[2]	35,120
NAV per share[1]	$11.18	Outstanding Shares[3]	15,005,224
Closing price[2]	$9.72	Expense Ratio (10/31/2019)	1.61%
Discount	13.06%	Portfolio Turnover (10/31/2019)	18.13%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	13.68%	-26.50%	-20.95%	-11.02%	-9.59%	0.04%
MXF NAV	11.47%	-26.38%	-21.12%	-11.27%	-8.25%	-0.80%
MSCI Mexico Index	7.88%	-28.30%	-22.73%	-12.88%	-9.43%	-2.32%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During May 2020, the Fund repurchased no shares.

Top Ten Holdings (62.77% of Net Assets)
1 América Móvil	16.92%	6 Wal-Mart de México	4.32%
2 Fomento Económico Mexicano	8.47%	7 Alfa	3.76%
3 Grupo México	7.21%	8 Kimberly-Clark de México	3.73%
4 Grupo Financiero Banorte	6.33%	9 Gruma	3.72%
5 Orbia Advance Corporation	4.94%	10 La Comer	3.37%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

During May 2020 global equity markets maintained the recovery trend started in April. The MSCI World Index and the MSCI Emerging Markets Index increased 4.6% and 0.6%, respectively, while the DJIA and the S&P 500 increased 4.3% and 4.5%, respectively, during the month. The U.S. 10-year Treasury note increased 1 basis point to 0.65%, while the U.S. dollar depreciated 0.7% (measured by the DXY Index4). Oil prices recovered significantly, increasing 62.4% during the month (measured by the West Texas Intermediate), although prices remain low at $35.5 USD/bbl, 39.7% lower than on December 31, 2019. Worldwide economic activity initiated a recovery trend from the lockdowns caused by the “Covid-19” pandemic. The MSCI Mexico Index increased 7.9% during May 2020, while the Fund’s NAV increased 11.5%, driven by a strong appreciation of the Mexican peso of 9.0% to Ps. $22.18. The Fund’s NAV outperformed its benchmark, the MSCI Mexico Index, during all periods, from 1-month to 10-years, shown in the table above.
In local news, Mexico´s Central Bank decreased its reference interest rate by 50 basis points to 5.50% and the official GDP for the first quarter of 2020 reported an annual decrease of 1.4%, while GDP for the year 2019 was revised from -0.1% to -0.3% in annual terms. Employment figures presented a sharp loss of 555,247 jobs during the month of May 2020.
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The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.